    As filed with the Securities and Exchange Commission on November 21, 2002
       Securities Act File No. 333-101380; Exchange Act File No. 000-29098
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              Form S-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                                  NAVIDEC, INC.
               (Exact name of registrant as specified in charter)

            Colorado                                       33-0502230
(State or other jurisdiction of               (IRS Employer Identification No.)
 incorporation or organization)


                             Fiddler's Green Center
                     6399 Fiddler's Green Circle, Suite 300
                        Greenwood Village, Colorado 80111
                                 (303) 222-1000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              Patrick R. Mawhinney
                             Chief Financial Officer
                             Fiddler's Green Center
                     6399 Fiddler's Green Circle, Suite 300
                        Greenwood Village, Colorado 80111
                                 (303) 222-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   Copies to:

                             Roger V. Davidson, Esq.
                     Ballard Spahr Andrews & Ingersoll, LLP
                          1225 12th Street, Suite 2300
                             Denver, Colorado 80202
                                 (303) 292-2400

                         ------------------------------

 As soon as practicable after the effective date of this registration statement

       (Approximate date of commencement of proposed sale to the public)

If the registrant elects to deliver latest annual report to security holders, or a complete and legible facsimile copy thereof, pursuant to Item 11(a)(1) of this Form, check the following box: [X] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE




                                                                 PROPOSED         PROPOSED
                                                                 MAXIMUM          MAXIMUM         AMOUNT OF
         TITLE OF EACH CLASS OF               AMOUNT TO BE    OFFERING PRICE     AGGREGATE      REGISTRATION
      SECURITIES TO BE REGISTERED             REGISTERED(1)     PER SHARE      OFFERING PRICE      FEE(2)
      ---------------------------             -------------     ---------      --------------      ------

Common Stock issuable in Rights Offering        650,708           $1.80          $1,171,275         $108

Common Stock Subscription Rights                650,708            ____                ____         ____(3)

                       TOTAL COMMON STOCK       650,708                                             $108
                       TOTAL RIGHTS             650,708            ____                ____         ____(3)


(1) Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2) Calculated under Section 6(b) of the Securities Act as 0.000092 of the aggregate offering price.

(3) No separate registration fee is required for the common stock subscription rights pursuant to Rule 457(g) under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


Explanatory Note:  The sole purpose of this amendment is to re-file an updated
                   Exhibit 5.1 which Exhibit is filed herewith.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on May 7, 2003.

                              NAVIDEC, INC.

                              By: /s/ J. Ralph Armijo
                                      ----------------------------
                                      J. Ralph Armijo, President
                                      and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



            Signature                             Title                              Date
---------------------------------    ---------------------------------    ---------------------------

/s/ J. Ralph Armijo                  Director, President and Chief              May 7, 2003
---------------------------------    Executive Officer
J. Ralph Armijo


/s/ Patrick R. Mawhinney             Director and Chief Financial               May 7, 2003
---------------------------------    Officer
Patrick R. Mawhinney


/s/ Gerald A. Marroney               Director                                   May 7, 2003
---------------------------------
Gerald A. Marroney


/s/ John R. McKowen                                                             May 7, 2003
---------------------------------
John R. McKowen


/s/ Louis F. Coppage                                                            May 7, 2003
---------------------------------
Louis F. Coppage


/s/ John McGrain                                                                May 7, 2003
---------------------------------
John McGrain

                                  EXHIBIT INDEX



Exhibit #         Description
---------         -----------

4.1               Second Amended and Restated Articles of Incorporation of
                  Navidec, Inc. (incorporated by reference herein to Exhibit 3.1 of the Registrant's 10-K for the period ended December 31,
                  2001).

4.2 Amended and Restated Bylaws of ACI Systems, Inc. (incorporated by reference herein to Exhibit 3.2 of the Registrant's registration statement on Form SB-2 (SEC file number
                  333-14492)).

4.4               Series I 5% Convertible Debenture dated October 31, 2002.

4.5               Certificate for Rights.

5.1               Opinion of Ballard Spahr Andrews & Ingersoll, LLP.*

10.1              Subscription Agent Agreement.

10.2              Selling Dealer Agreement.

10.3              Rights to Purchase Common Stock of Navidec Capital.

10.4              John R. McKowen Employment Agreement.

10.5              Waiver and settlement agreement

23.1              Consent of Hein + Associates LLP



* Filed herewith.